Exhibit-23.1

To the Board of Directors
AMCON Distributing Company
Omaha, Nebraska

We consent to the incorporation by reference in Registration Statement No. 333-45338 on form S-8 of our report on the consolidated financial statements dated November 6, 2007, which report expresses an unqualified opinion, and our report on the 2007 information in the consolidated financial statement schedule, which expresses an unqualified opinion of AMCON Distributing Company and subsidiaries, appearing in this Annual Report on Form 10-K of AMCON Distributing Company and subsidiaries for the fiscal year ended September 30, 2007, respectively.

The Company's financial statements include a restatement for a change in accounting method.


/s/ McGladrey & Pullen LLP
Omaha, Nebraska
November 6, 2007